Exhibit 99.1
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Contact:	Dan McCarthy, 610-774-5758
PPL Corporation
Two North Ninth St.
Allentown, PA 18101
Fax 610-774-5281

PPL Reaches Agreement Regarding Sale of Bolivian Companies

ALLENTOWN, Pa. (April 17, 2007) - PPL Corporation (NYSE: PPL) announced Tuesday (4/17) that its international subsidiary has agreed to sell its Bolivian electricity delivery operation and a related construction company, subject to certain conditions including completion of a definitive agreement, to a group organized by the management team and including the employees of the companies.
PPL had previously announced that it planned to sell its Latin American operations - electricity delivery companies in Chile, El Salvador and Bolivia - through an auction process. The companies involved in the agreement announced Monday - Empresa de Luz y Fuerza Electrica Cochabamba S.A. (Elfec) and Empresa de Ingenieria y Servicios Integrales Cochabamba S.A. (Integra) - make up about 3 percent of PPL’s investment in its international operations and are the smallest of the Latin America properties to be sold.
“While we are continuing to explore offers for our other delivery companies in Latin America, we are pleased to be able to reach this agreement regarding these two companies in Bolivia,” said Rick Klingensmith, president of PPL Global. “This arrangement will allow the management and employees of Elfec and Integra to continue to provide high quality service to their more than 281,000 customers.”
Subject to negotiation of a definitive agreement and satisfaction of certain conditions, Klingensmith said closing is expected within the next three months.
PPL did not release the financial details of the agreement, but did say that it expects to record an unusual after-tax impairment charge in the range of $19 to $26 million, or 5 to 6 cents per share of PPL Corporation earnings, for its Bolivian operations when the company reports its first quarter earnings on May 3.
Klingensmith said that the offer for the Bolivian operations is consistent with PPL’s value expectations for these operations and that the company still expects the sale of the combined Latin American portfolio to result in an after-tax earnings gain for the company.
The sales process for the remainder of its Latin American companies, consisting of electric distribution facilities in Chile and El Salvador, is expected to take six to eight months.
PPL Global companies also provide electricity delivery services to 2.6 million customers in the United Kingdom.
PPL Corporation, headquartered in Allentown, Pa., controls more than 11,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to more than 5 million customers in Pennsylvania, the United Kingdom and Latin America.

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Certain statements contained in this news release, including statements with respect to future earnings impacts and business disposition, are "forward-looking statements" within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: political, regulatory or economic developments and conditions in foreign countries; capital markets; disposition proceeds; and foreign exchange rates. Any such forward-looking statements should be considered in light of such factors and in conjunction with PPL Corporation's Form 10-K and other reports on file with the Securities and Exchange Commission.